Exhibit 99.1

ALX Oncology Announces Closing of Initial Public Offering and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

BURLINGAME, Calif. – July 21, 2020 – ALX Oncology Holdings Inc., (Nasdaq:ALXO) a clinical-stage immuno-oncology company developing therapies that block the CD47 checkpoint pathway, today announced the closing of its initial public offering of 9,775,000 shares of common stock, including the full exercise of the underwriters’ option to purchase up to 1,275,000 additional shares of common stock, at a public offering price of $19.00 per share. The aggregate gross proceeds to ALX Oncology from the offering were approximately $185.7 million, before deducting underwriting discounts and commissions and other offering expenses. All of the shares in the offering were offered by ALX Oncology.

ALX Oncology’s common stock began trading on The Nasdaq Global Select Market on July 17, 2020 under the ticker symbol “ALXO.”

Jefferies, Credit Suisse, Piper Sandler and Cantor acted as joint book-running managers for the offering. LifeSci Capital acted as lead manager for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on July 16, 2020. The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@Jefferies.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at (800) 221-1037, or by email at usa.prospectus@credit-suisse.com; Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ALX Oncology

ALX Oncology is a clinical-stage immuno-oncology company focused on helping patients fight cancer by developing therapies that block the CD47 checkpoint pathway and bridge the innate and adaptive immune system. ALX Oncology’s lead product candidate, ALX148, is a next generation CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain. ALX148 has demonstrated promising clinical responses across a range of hematologic and solid malignancies in combination with a number of leading anti-cancer agents. ALX Oncology intends to advance ALX148 into clinical development for the treatment of myelodysplastic syndromes and to continue clinical development for the treatment of a range of solid tumor indications.

Media Contact

Karen Sharma

MacDougall

(781) 235-3060

alx@macbiocom.com

Investor Contact

Peter Garcia

CFO, ALX Oncology

(650) 466-7125 Ext. 113

peter@alxoncology.com